Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: David Popper
david.popper@watsonwyatt.com
703/258-7582

BRENDAN O’NEILL JOINS
WATSON WYATT BOARD OF DIRECTORS

WASHINGTON, July 19, 2006 — Watson Wyatt Worldwide, a global human capital consulting firm, announced today that Brendan O’Neill, former chief executive officer of U.K.-based Imperial Chemical Industries Plc, has joined its Board of Directors.

“We are very pleased to have Brendan serve on our Board of Directors,” said John Haley, president and CEO of Watson Wyatt.  “His extensive global management experience, business acumen and leadership record will provide tremendous value and help us continue on our current path of growth and profitability.”

O’Neill joined ICI in 1998 as chief operating officer and served as chief executive officer from 1999 to 2003.  Previously, he held numerous positions at Guinness Plc, including chief executive of Guinness Brewing Worldwide and managing director of the International Region of United Distillers.  He also served in a leadership role at HSBC Holdings.

O’Neill is currently a director of Aegis Group Plc, Endurance Specialty Holdings Ltd., Rank Group Plc and Tyco International Ltd.  He received an M.A. in natural sciences from Churchill College of the University of Cambridge and a Ph.D. in chemistry from the University of East Anglia in Norwich, England.

About Watson Wyatt Worldwide
Watson Wyatt (NYSE: WW) is a leading global human capital and financial management consulting firm.  The firm specializes in employee benefits, human capital strategies, technology solutions, investment consulting, and insurance and financial services.  Watson Wyatt has 6,000 associates in 30 countries and is located on the Web at www.watsonwyatt.com.